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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 22, 2001

MEDINEX SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	000-26337 (Commission File Number)	82-0514605 (I.R.S. Employer Identification Number)

1200 Ironwood Drive, Ste 309 Coeur d’Alene, ID (Address of Principal Executive Offices)	83814 (Zip Code)

Registrants telephone number, including area code:    (208) 777-4203

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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

Pinnacle Medsource, Inc.

     On September 6, 2001, Medinex Systems, Inc., formerly known as Netivation.com, Inc. (“Medinex”), sold substantially all of the assets of its subsidiary, Pinnacle Medsource, Inc., a Delaware corporation (“Pinnacle”), in exchange for cash consideration of $325,000. Anne Holcombe & Associates, Inc., a Georgia corporation (“Purchaser”), was established by the Purchaser, for the purpose of this acquisition and will continue servicing the medical communities formerly served by Pinnacle. The assets were sold to Purchaser pursuant to an Asset Purchase Agreement dated as of August 30, 2001. These assets and the revenues previously derived from them were substantially all of the operations of Pinnacle’s wholesale medical equipment supply and distribution business for financial reporting purposes.

     Prior to the closing, Anne Holcombe, the President of Purchaser, was the General Manager of Pinnacle, and owned 95,000 shares of Medinex common stock. There was no other material relationship between the Purchaser, and its affiliates, on the one hand, and Pinnacle and Medinex, and their affiliates, on the other hand.

     The amount of consideration received by Pinnacle and Medinex was $325,000. The purchase price was the result of arm’s-length negotiation between Purchaser, Pinnacle and Medinex, based on each party’s evaluation of the fair market value of the Pinnacle assets sold.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

     (a)  (b) Pursuant to Item 310 of Regulation S-B(c) and (d), there are no required financial statements or pro-forma financial information to be filed as an amendment to this report.

     (c)  Exhibits.

     2.1 Asset Purchase Agreement, dated as of August 30, 2001, by and between Anne Holcombe & Associates, Inc., Pinnacle Medsource, Inc. and Medinex Systems, Inc., formerly known as Netivation.com, Inc. All exhibits and schedules pertaining thereto are available upon request from Medinex.

     99.1 Press Release dated July 27, 2001.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

     Dated as of September 22, 2001.

     MEDINEX SYSTEMS, INC.

     By /s/ Anthony J. Paquin

     Anthony J. Paquin

     President and Chief Executive Officer